Exhibit 99.1

December 21, 2016 Mr. Casey W. Doherty, Sr. General Counsel, Flotek Industries, Inc. Doherty & Doherty LLP 1717 St. James Place, Suite 520 Houston, TX 77056

Re:	Review of Recent Reports Published Which Dispute MHA’s Original Conclusions
Regarding the Use of CnF in Horizontal Wells in the DJ Basin, Colorado

Dear Mr. Doherty,

MHA Petroleum Consultants LLC (“MHA”) has reviewed recent publications by FourWorld Capital Management (“Flotek: Drilling Down To Zero”) and RX Trading / Sylvania, LLC (“Well Productivity, Completion Design and CnF Horizontal Wells in Weld County, CO”). In addition, we have reviewed our original work documented in January 2016 (“Effectiveness of CnF on Improving Horizontal Well Performance Greater Wattenberg Area – DJ Basin; Colorado”) and updated our calculations, using our original data set, to include FDP-S1007-11 as a CnF fluid.

The result of these reviews and revised calculations confirms our original conclusion from January 2016 that in our Focus Area 1 and Focus Area 2 of the DJ Basin in Colorado, which were the more oil-prone areas of our study, we observe a significant increase in the estimated ultimate oil recovery (“EUR”) per foot of gross perforated interval in wells that were completed using the CnF additive. The result from Focus Area 3, which was the most gas-prone area in our original study, remains inconclusive with only a marginal increase in the EUR per foot of gross perforated interval productivity parameter.

The referenced publication by FourWorld Capital Management suggests that there were two trade names of CnF products that were missing from the MHA January 2016 evaluation. The two allegedly missing CnF trade names were OilPerm FMM-1 (97 wells) and FDP-S1007-11 (30 wells). Flotek has advised us that while FDP-S1007-11 is a CnF fluid and should have been included in the original evaluation, OilPerm FMM-1 is not a Flotek CnF product and, therefore, the 97 wells containing that product were correctly characterized in our original January 2016 report.1

[1]	The FourWorld Capital Management publication also questions whether five wells located in MHA’s Focus Area 2 that include a notation for “OilPerm” on their FracFocus reports should have been classified as CnF wells in MHA’s original report. Whether these wells are classified as CnF wells or non-CnF wells does not have a meaningful impact on the results we described in our original report.

With respect to Focus Area 3, MHA reclassified four wells as CnF wells. According to FracFocus, two of those wells in Focus Area 3 were drilled with FDP-S1007-11 and two were drilled with FDP-S1084-13. The reclassification of these wells does not meaningfully impact MHA’s results for Focus Area 3.

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Based on this information, MHA reviewed the original database constructed in January and revised our calculations to include FDP-S1007-11 as a CnF fluid. Accordingly, we have reclassified 38 wells as CnF wells. 36 of these wells were in Focus Area 1 and two of these wells were in Focus Area 3. There was no change in Focus Area 2. After updating our calculations with the inclusion of the FDP-S1007-11 as a CnF fluid, we obtain the results shown in the following table:

Focus Area	Number of wells with CNF fluid FDP-S1007-11	Improvement in Average Oil EUR per foot of gross perforated interval
Area 1	36	16.0%
Area 2	0	27.6%
Area 3	2	1.4%

The referenced publications by FourWorld Capital Management and RX Trading / Sylvania, LLC further suggest that the original results presented by MHA in January 2016 were influenced by the selection of the location and geographic footprint of the actual Focus Areas themselves. Their reports suggest that if MHA had instead centered our analyses on “sweet spots” within our Focus Areas, we would have obtained different results.

MHA tested this hypothesis in two ways. First, the “sweet spot” within MHA Focus Area 1 identified in the FourWorld Capital Management report is essentially the lower right quadrant of Focus Area 1, which is T9N – R58W. The original MHA calculations were re-run using only the wells within T9N – R58W, and the results indicated an improvement of 10.4% in the oil EUR per foot of gross perforated interval for wells which used the CnF additive in that referenced township. In our opinion, this is still a significant improvement in well productivity, and it dispels the suggestion that if our Focus Area 1 were restricted to the “sweet spot” our conclusions would be different.

The second test of the hypothesis was done by analyzing the performance of localized clusters of wells. In this case, groups of wells within Focus Areas 1 and 2 which were located immediately adjacent to one another were evaluated using our original January 2016 database. Because of the immediate proximity of the wells, many of the variables which influence productivity were removed from the equation. For example, the wells were drilled by the same operator, the wells were completed at the same time, the lateral length of the wells was the same, and the quality and thickness of the productive reservoir was the same. The primary variable remaining which influenced oil production was the use of, or lack of, the CnF additive in the well completion. Three localized areas were studied within Focus Area 1 and two localized areas were evaluated within Focus Area 2 using our original data set.    The results indicated an improvement in oil EUR per well of 6% - 33% in Focus Area 1 and 9% - 36% in Focus Area 2. (Note that because the lateral length of wells within a localized cluster was the same, it was not necessary to divide the EUR by the gross perforated interval.) Once again, this test dispels the suggestion that the Focus Areas selected by MHA were too large and that this influenced our conclusions.

Based on the above conclusions, it is the opinion of MHA that our original conclusion reported in January 2016, which identified an improvement in oil productivity in wells which used the CnF additive within Focus Areas 1 and 2, is still valid. The inclusion of FDP-S1007-11 as a CnF additive, which was not included in our original analyses, does not change our conclusion.

MHA Petroleum Consultants LLC	Mr. Casey Doherty, Sr. December 21, 2016 Page 2

Further, if our analyses are restricted to the “sweet spot” identified by FourWorld Capital Management within Focus Area 1, or restricted further to localized well clusters, we still obtain the same conclusion using our original data set which shows a demonstrated improvement in well productivity in Focus Areas 1 and 2 through the use of the CnF additive.

Sincerely,

/s/ Timothy L. Hower

Timothy L. Hower, CEO

MHA Petroleum Consultants LLC	Mr. Casey Doherty, Sr. December 21, 2016 Page 3